Exhibit 10.1

EXECUTION COPY

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

dated as of

December 21, 2012,

among

RP CROWN HOLDING, LLC,

RP CROWN PARENT, LLC,

THE SUBSIDIARIES OF RP CROWN PARENT, LLC

IDENTIFIED HEREIN

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

i

TABLE OF CONTENTS

(continued)

ii

Schedules

Schedule I	Equity Interests; Debt Securities

Exhibits

Exhibit I	Form of New Subsidiary Supplement
Exhibit II	Form of Patent Security Agreement
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Copyright Security Agreement

iii

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT dated as of December 21, 2012 (this “Agreement”), among RP CROWN HOLDING, LLC, a Delaware limited liability company, RP CROWN PARENT, LLC, a Delaware limited liability company, the Subsidiaries of RP CROWN PARENT, LLC party hereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent.

Reference is made to the First Lien Credit Agreement dated as of December 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RP CROWN HOLDING, LLC, a Delaware limited liability company (“Holdings”), RP CROWN PARENT, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the Subsidiary Parties (as defined herein) are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Sections 1.03 and 1.04 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Bankruptcy Law” means the Bankruptcy Code or any other foreign, federal or state bankruptcy, insolvency, receivership or similar law.

“Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contractual Obligation” means, as to any Person, any obligation of such Person under any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyrights” has the meaning assigned to such term in the definition of Intellectual Property herein.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Assets” has the meaning assigned to such term in Section 4.01.

“Excluded Equipment” means assets of a Grantor which are subject to, or secured by, a Capital Lease Obligation or purchase money security interest which is permitted under the Credit Agreement if and to the extent, and only to the extent, that the agreements granting or governing such Capital Lease Obligation or purchase money security interest prohibit an assignment of such assets, or a grant of a security interest in such assets, by a Grantor, or would give any other party to such Capital Lease Obligation or purchase money security interest the right to terminate its obligations thereunder (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including Bankruptcy Laws) or principles of equity); provided that all Proceeds paid or payable to any Grantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of such Capital Lease Obligation or other purchase money security interest secured by such assets.

“Excluded Equity Interests” has the meaning assigned to such term in Section 3.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such

Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Exempt Deposit Accounts” means (i) Deposit Accounts the balance of which consists solely and exclusively of (a) withheld income taxes and federal, state or local employment or payroll taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties, and (b) amounts required to be paid over to an employee benefit plan (including flexible spending plans) on behalf of or for the benefit of employees of any of the Loan Parties, and (ii) Deposit Accounts the balance of which consists solely and exclusively of funds set aside for purposes of funding payroll or employment checks (or analogous electronic payments).

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor and all other “general intangibles” and “payment intangibles”, each as defined in the New York UCC (other than Accounts), including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, Software, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” means Holdings, the Borrower and the Subsidiary Parties.

“Guaranteed Obligations” shall mean all Obligations; provided, however, that Guaranteed Obligations consisting of obligations of any Loan Party arising under any Swap Agreement shall exclude all Excluded Swap Obligations.

“Guarantors” means Holdings and the Subsidiary Parties.

“Holdings” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Intellectual Property” means the collective reference to all rights, title and interest in or relating to intellectual property and industrial property (other than Accounts), whether arising under United States, multinational or foreign laws or otherwise, including (a) all copyrights, mask work rights, database rights and design rights, whether or not registered or published, all registrations and recordings thereof and all applications in connection therewith, together with all renewals, continuations, reversions and extensions thereof and all rights to obtain such renewals, continuations, reversions and extensions (collectively, “Copyrights”), (b) all letters patent, all applications for such letters patent and all divisionals, continuations and continuations-in-part thereof, together with all reissues, reexaminations, renewals and extensions of the foregoing, and all rights to obtain such divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions (collectively, “Patents”), (c) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers (and, in each case, all goodwill associated therewith and all registrations and recordation thereof and all applications in connection therewith), together with all renewals and extensions thereof and all rights to obtain such renewals and extensions (collectively, “Trademarks”), (d) all trade secrets, (e) all Internet domain names, (f) all Contractual Obligations providing for the grant of any right to or under any Intellectual Property (collectively, “Licenses”) and (g) all rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including the right to receive all income, royalties, proceeds and damages therefrom, whether now or hereafter due or payable.

“Licenses” has the meaning assigned to such term in the definition of Intellectual Property herein.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) Loan Document Obligations, (b) any obligations in respect of overdrafts and related liabilities owed to a Lender or an Affiliate of a Lender arising from purchasing cards, treasury, depositary or cash management services (in an amount not to exceed $20,000,000 outstanding at any time) and (c) the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (each such Swap Agreement, a “Secured Swap Agreement”).

“Patents” has the meaning assigned to such term in the definition of Intellectual Property herein.

“Perfection Certificate” means the Perfection Certificate delivered pursuant to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by the chief executive officer, the chief financial officer, the treasurer, any executive or senior vice president, the general counsel or the chief legal officer of Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Proceeds” has the meaning specified in Section 9-102 of the New York UCC.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligations are incurred.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Banks, (d) each counterparty that is a Lender or an Affiliate of a Lender to any Swap Agreement with a Loan Party the obligations in respect of which constitute Obligations, (e) each provider that is a Lender or an Affiliate of a Lender of purchasing cards, treasury, depository or cash management services the liabilities in respect of which constitute Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Secured Swap Agreement” has the meaning assigned to such term in the definition of Obligation herein.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary Parties” means (a) the Subsidiaries party hereto and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Effective Date pursuant to Section 7.14.

“Swap Obligation” has the assigned to such term in the definition of Excluded Swap Obligation herein.

“Trademarks” has the meaning assigned to such term in the definition of Intellectual Property herein.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.05(b) of the Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement that shall not have been funded by the Revolving Lenders in accordance with Sections 2.04(d) and 2.04(e) of the Credit Agreement.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each of the Guarantors waives presentment to, demand of payment (except as expressly specified in the Credit Agreement) from and protest to the Borrower or any other Loan Party of any of the

Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Notwithstanding anything contained herein to the contrary, the Guaranteed Obligations of each Guarantor at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance for purposes of any Bankruptcy Law to the extent applicable to this Agreement and the Guaranteed Obligations of such Guarantor hereunder.

SECTION 2.02. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.13 and subject to the last sentence of Section 2.01, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be discharged, terminated, reduced or impaired or otherwise affected by, whether or not any Guarantor shall have had notice or knowledge of any of them, (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the existence of any dispute between the Borrower and any Secured Party with respect to the existence of any Event of Default; or (vi) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guaranteed Obligations). Each Guarantor expressly authorizes the Secured Parties to exchange, waive or release any or all such security now or hereafter held by or for the benefit of any Secured Party in respect of this Guarantee (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives for the ratable benefit of the Secured Parties (i) any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Guaranteed Obligations; (ii) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (A) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (B) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (D) pursue any other remedy in the power of any Secured Party whatsoever; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or willful misconduct; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) except as expressly specified in the Credit Agreement, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Swap Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in this Section 2.03 and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(c) Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the indefeasible payment in full in cash of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i) Each Guarantor agrees that the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(ii) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations; and

(iii) any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Swap Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights or remedies available to it under the Loan Documents or Swap Agreements.

SECTION 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation plus any accrued and unpaid interest on such Guaranteed Obligation (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations whether or not such claim is allowed against the Borrower for such interest in the related bankruptcy case). Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI. If any payment shall be required to be made to any Secured Party under this Agreement, each Guarantor hereby unconditionally and irrevocably agrees that it will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and the Borrower so as to maximize the aggregate amount paid to the Secured Parties under or in connection with the Loan Documents.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.07, or otherwise under this Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination and release of all Guaranteed Obligations in accordance with Section 7.13. Each Qualified ECP Guarantor intends that this Section 2.07 constitute, and this Section 2.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a) the shares of capital stock and other Equity Interests owned by it on the date hereof (including all such shares of capital stock and other Equity Interests listed on Schedule I) and any other Equity Interests obtained in the future by such Grantor in a Person that is or becomes a Subsidiary of such Grantor and the certificates representing all such Equity Interests (the “Pledged Stock”), provided that the Pledged Stock shall not include (i) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary directly held by a Loan Party, (ii) any Equity Interests of any Foreign Subsidiary not directly held by a Loan Party, (iii) Equity Interests in any Foreign Subsidiary to the extent a pledge of such Equity Interests is illegal or otherwise prohibited by applicable law or (iv) Equity Interests in Unrestricted Subsidiaries or in entities where such Grantor holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational documents or agreements with the other equity holders of such Unrestricted Subsidiary or entity (the Equity Interests described in the clauses (i), (ii), (iii) and (iv) being referred to as “Excluded Equity Interests”); (b)(i) the debt securities held by such Grantor on the date hereof (including all such debt securities listed opposite the name of such Grantor on Schedule I), (ii) any debt securities or intercompany loans or advances in the future issued to or held by such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent (i) on the Effective Date any and all Pledged Securities in existence as of the Effective Date and (ii) promptly (and in any event, within 20 days after receipt thereof) any and all Pledged Securities acquired after the Effective Date.

(b) Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Person (other than Indebtedness with an outstanding principal amount of less than the U.S. Dollar Equivalent of $3,000,000 in the aggregate owed to such Grantor by any Person that is not Holdings, the Borrower or a Subsidiary) to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent pursuant to the terms hereof.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I and made a part hereof, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the ratable benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b) the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are (except as disclosed on Schedule I) fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, except as limited by Bankruptcy Laws and equitable principles;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers permitted by the Loan Documents, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted under the Loan Documents, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted under the Loan Documents, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted by the Loan Documents), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally or as disclosed on Schedule I, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (except as may be required in connection with such disposition of Pledged Securities by laws affecting the offering and sale of securities generally and other than such as have been obtained and are in full force and effect); and

(g) by virtue of the execution and delivery by the Grantors of this Agreement, (i) when any Pledged Security that is certificated is delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien, free of any adverse claim, upon and security interest in such Pledged Security and (ii) when the initial financing statement with respect to any Pledged Security that is not certificated pursuant to Section 3.04(b) is filed pursuant to Section 4.01(b), the Administrative Agent will obtain a legal, valid and perfected lien free of any adverse claim other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement, in each case as security for the payment and performance of the Obligations.

SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests. (a) Each Grantor acknowledges and agrees that (i) each interest in any limited liability company or limited partnership Controlled by such Grantor, pledged hereunder and represented by a certificate shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC and (ii) each such interest shall at all times hereafter be represented by a certificate.

(b) Each Grantor further acknowledges and agrees that (i) each interest in any limited liability company or limited partnership Controlled by such Grantor, pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the New York UCC, and (ii) such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless such Grantor provides prior written notification to the Administrative Agent of such election and immediately delivers any such certificate to the Administrative Agent pursuant to the terms hereof.

SECTION 3.05. Registration in Nominee Name; Denominations. Each Grantor will promptly (and in any event within 20 days of receipt thereof) give to the Administrative Agent copies of any material notices or other material communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Administrative Agent shall, upon a reasonable request, have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors in accordance with paragraph (d) of this Section 3.06 that their rights under this Section 3.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such

Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in accordance with paragraph (d) of this Section 3.06 of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall, promptly (and in any event within 5 Business Days) repay to each Grantor, without interest, all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in accordance with paragraph (d) of this Section 3.06 of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06, (i) shall be given in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (such assignment, pledge and grant of security interest, the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles (including, without limitation, all Intellectual Property);

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Software;

(xi) all Letter-of-Credit Rights;

(xii) all Commercial Tort Claims (as described in Schedule 12 to the Perfection Certificate);

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, in no event shall the Collateral (whether the Article 9 Collateral or the Pledged Collateral) include, and no Grantor shall be deemed to have granted a Security Interest in, any of such Grantor’s right, title or interest in:

(1) any Intellectual Property if the grant of such Security Interest shall constitute or result in (i) the abandonment, invalidation or rendering unenforceable of any right, title or interest of any Grantor therein, (ii) the breach or termination pursuant to the terms of, or a default under, any Intellectual Property or (iii) the violation of any applicable law (without limiting the foregoing, no Grantor shall be deemed to have granted a Security Interest in any Trademark applications filed in the United States Patent and Trademark Office on the basis of a Grantor’s “intent-to-use” such trademark, unless and until acceptable evidence of use of such Trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), whereupon such Trademark application will be deemed automatically included in the Article 9 Collateral, to the extent that granting the Security Interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application);

(2) any General Intangible or any lease, license, franchise, charter, authorization, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such Security Interest (i) shall be prohibited by any valid and enforceable provision of any contract, agreement, instrument or indenture governing such General Intangible, lease, license contract, property right or agreement, (ii) would give any other party to such General Intangible, lease, license, contract, property right or agreement the right to terminate its obligations thereunder, (iii) is permitted only with the consent of another party to such lease, license contract, property right or agreement, if such consent has not been obtained after the Grantor’s use of commercially reasonable efforts to obtain such consent, (iv) shall constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein, (v) shall constitute or result in a breach or termination (or result in any party thereto having the right to terminate) pursuant to the terms of, or a default under, any such General Intangible, lease, license, contract, property right or agreement, or (vi) shall constitute or result in a violation under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required material consents shall have been obtained in each case as to this clause (2), other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including Bankruptcy Laws) or principles of equity); provided, however, that such Security Interest shall attach immediately at such time as and, to the extent severable, to any portion of such General Intangible, lease, license, contract, property right or agreement that does not constitute or result or no longer constitutes or results in any of the conditions or consequences specified in this clause (2);

(3) any Excluded Equity Interests;

(4) any Exempt Deposit Accounts;

(5) any Excluded Equipment;

(6) any assets of any Grantor to the extent the Administrative Agent reasonably determines that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit expected to be afforded to the Lenders thereby; and

(7) any assets of any Foreign Subsidiary.

(The items described in the foregoing clauses (1) through (7), inclusive, being referred to as “Excluded Assets”);

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or the Pledged Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon reasonable request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party to the extent a security interest may be perfected by filing with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country).

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral or Pledged Collateral.

(d) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Stock constituting partnership interests or limited liability company interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Stock constituting partnership interests or limited liability company interests, and (iii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

(e) Notwithstanding anything herein to the contrary, (A) no Grantor shall be required to perfect the Security Interests granted by this Agreement (i) by means of notations on certificates of title (or similar actions) with respect to motor vehicles and other assets subject to certificates of title, (ii) pursuant to the United States Assignment of Claims Act or analogous laws of other Governmental Authorities or (iii) if the Administrative Agent reasonably determines that the cost of obtaining such a perfected Security Interest is excessive in relation to the benefit expected to be afforded to the Secured Parties, and (B) no Grantor shall be required (i) to obtain any landlord waivers, estoppel or collateral access letters or (ii) to take any actions in any jurisdiction other than the United States (or any political subdivision thereof) and its territories and possessions in order to create or perfect any Security Interests in assets located or titled outside of the United States (or any political subdivision thereof) and its territories and possessions.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral that is material to the conduct of its business with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent for the ratable benefit of the Secured Parties the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete as of the Effective Date. The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent, as specified in Schedule 5 of the Perfection Certificate, based upon the information provided to the Administrative Agent in the Perfection Certificate, are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) and any requirement of any Loan Document to register stock that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral to the extent a Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. Each Grantor represents and warrants that fully executed agreements, in the form of Exhibit II, III or IV hereto, as applicable, containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights will be delivered to the Administrative Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office (pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction) to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of United States Patents, United States Trademarks and registered United States Copyrights to the extent a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than the filing of Uniform Commercial Code financing statements and such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States Trademarks and registered United States Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all Article 9 Collateral to the extent a security interest therein can be created under the Uniform Commercial Code securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral to the extent a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral to the extent a security interest may be perfected upon the receipt and recording of this Agreement (or a short form of this Agreement substantially in the form of Exhibit II, III or IV hereto, as applicable) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Encumbrances and Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(d) Each Grantor owns the Article 9 Collateral that is material to the conduct of its business free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral that is material to the conduct of its business, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral that is material to the conduct of its business with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral that is material to the conduct of its business or any security agreement or similar instrument covering any Article 9 Collateral that is material to the conduct of its business with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. On the date hereof, no Grantor holds any Commercial Tort Claim in excess of $500,000, except as indicated on the Perfection Certificate.

SECTION 4.03. Covenants. (a) Each Grantor agrees promptly (and in any event within 20 days) to notify the Administrative Agent in writing of any change (i) in its corporate name, (ii) in its jurisdiction of incorporation or organization, (iii) in its identity or type of organization or corporate structure or (iv) in any Loan Party’s organizational identification number. Grantor agrees to promptly (and in any event within 20 days) provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees to assist the Administrative Agent in preparing documents reasonably deemed by the Administrative Agent as required in order for the Administrative Agent to make all filings under the Uniform Commercial Code or otherwise necessary to continue at all times following such change to have a valid, legal and perfected first priority, other than Permitted Encumbrances and Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement, security interest in all the Article 9 Collateral. Each Grantor also agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a) of the Credit Agreement and quarterly financial statements with respect to the preceding quarter pursuant to Section 5.01(b) of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a certificate pursuant to Section 5.03(b) of the Credit Agreement.

(d) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral that is material to the conduct of such Grantor’s business against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to the Loan Documents.

(e) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and assisting the Administrative Agent with the filing of any financing or continuation statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly (and in any event within 20 days) delivered to the Administrative Agent in accordance with Section 3.02 of this Agreement, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by adding additional schedules hereto to identify specifically any asset or item of a Grantor that may, in the Administrative Agent’s judgment, constitute Copyrights, Patents, Trademarks or Licenses; provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.

(f) The Administrative Agent and such Persons as the Administrative Agent may reasonably designate shall have the right, upon reasonable prior notice and during regular business hours, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located and to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants, all in accordance with Section 5.09 of the Credit Agreement, provided that so long as no Event of Default has occurred and is continuing, any such visit and inspection in excess of one per calendar year shall be at the expense of the Administrative Agent or the applicable Lender. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(g) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to the Loan Documents, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(h) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account in an amount in excess of $2,000,000, such Grantor shall promptly (and in any event within 20 days after such taking) notify the Administrative Agent and assign such security interest to the Administrative Agent for the ratable benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(i) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Loan Documents. None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except that unless and until the Administrative Agent shall notify the Grantors in writing that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral, except in the ordinary course of business, the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(j) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 5.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or under the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance as customarily maintained by companies of established repute engaged in the same or similar business operating in the same or similar location and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

(k) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Administrative Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments (other than checks and similar negotiable instruments obtained in the ordinary course of business) with an individual face amount of $2,000,000 or more, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, within 20 days after receipt thereof, accompanied by such instruments of transfer or assignment duly executed in blank and such other instruments or documents as the Administrative Agent may from time to time reasonably request.

(b) Deposit Accounts. For each deposit account that any Grantor at any time opens or maintains, such Grantor shall, within 60 days of the Effective Date (or such longer period as may be consented to by the Administrative Agent) for deposit accounts in existence on the Effective Date or within 45 days (or such longer period as may be consented to by the Administrative Agent) of opening a deposit account not in existence on the Effective Date, cause the depositary bank to agree to comply with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Grantor or any other Person, pursuant to an agreement reasonably satisfactory to the Administrative Agent. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor unless an Event of Default has occurred and is continuing or, after giving effect to any withdrawal, would occur. The provisions of this paragraph shall not apply to (A) any deposit account for which any Grantor, the depositary bank and the Administrative Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Administrative Agent for the specific purpose set forth therein, (B) deposit accounts with an aggregate principal balance less than $2,000,000 and (C) Exempt Deposit Accounts.

(c) Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall within 20 days of receipt thereof endorse, assign and deliver the same to the Administrative Agent subject to the proviso in Section 3.01(a) hereof, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify. If any securities with an aggregate value in excess of $2,000,000 now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly (and in any event within 20 days of receipt thereof) notify the Administrative Agent thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, subject to the proviso in Section 3.01(a) hereof, use commercially reasonable efforts to cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Grantor or such nominee. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall promptly (and in any event within 20 days of receipt thereof) notify the Administrative Agent thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, use commercially reasonable efforts to either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such investment property, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such investment property. The Administrative Agent agrees with each of the Grantors that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing.

(d) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” with an aggregate value in excess of $2,000,000, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly (and in any event within 20 days thereafter) notify the Administrative Agent thereof and shall take such action to vest in the Administrative Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

(e) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit with a value in excess of $1,000,000 now or hereafter issued in favor of such Grantor, such Grantor shall promptly (and in any event within 20 days thereafter) notify the Administrative Agent thereof and such Grantor shall use commercially reasonably efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(f) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a commercial tort claim in an amount reasonably estimated to exceed $1,000,000, such Grantor shall promptly (and in any event within 15 days thereafter) notify the Administrative Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will, to the extent commercially reasonable, not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act as omitting to do any act) whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by such Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will to the extent commercially reasonable, for each Trademark material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, to the extent commercially reasonable for each work covered by a Copyright material to such Grantor’s business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) Each Grantor shall promptly notify the Administrative Agent if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country, but excluding rejections of applications to register a Patent, Trademark or Copyright and typical communications in the ordinary course of prosecution, such as office actions and the like) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for any United States Copyright (or for the registration of any United States Copyright) with the United States Copyright Office or any office or agency in any political subdivision of the United States, unless it promptly (and in any event concurrently with the delivery of the financial statements identified in Section 5.01(b) of the Credit Agreement) informs the Administrative Agent, and executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Copyright, and each Grantor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Grantor will, to the extent commercially reasonable, take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, to maintain and pursue each application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) that are material to the conduct of its business and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if commercially reasonably and consistent with good business judgment, to initiate opposition, interference and cancelation proceedings against third parties.

(g) In the event that any Grantor has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent and shall use its commercially reasonable efforts and if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h) Upon and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent, for the ratable benefit of the Secured Parties, or its designee.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of

Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements or other rights of third parties to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall apply the proceeds in respect of any Collateral received in connection with the enforcement of its rights with respect to the Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and any Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

FOURTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, effective upon the occurrence and continuance of an Event of Default each Grantor hereby grants (but subject always to the then existing licensing arrangements or other rights of third parties) to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property or Software now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, upon the occurrence and during the continuation of an Event of Default.

If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to the Administrative Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made, and (iv) the Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Administrative Agent shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Administrative Agent as aforesaid, subject to any disposition thereof that may have been made by the Administrative Agent; provided, after giving effect to such reassignment, the Administrative Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Administrative Agent granted hereunder, shall continue to be in full force and effect; provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to the Administrative Agent and Liens permitted pursuant to 6.02 of the Credit Agreement.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by or to it to or from any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

SECTION 7.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of a single counsel for any Indemnitee (together with one counsel in each jurisdiction as necessary), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable on written demand therefor.

SECTION 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 7.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding or has not been backstopped or cash collateralized (in each case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Banks) and so long as the Commitments have not expired or terminated.

SECTION 7.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (including “pdf”) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured

Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Subsidiary Party against any of and all the obligations of such Subsidiary Party now or hereafter existing under this agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of any such setoff and application. The rights of each Lender under this Section 7.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, except to the extent that the Uniformed Commercial Code provides that perfection of the security interests hereunder, or remedies hereunder, in respect of any particular collateral are governed by the laws of a jurisdiction other than the State of New York, in which case the laws of such jurisdiction shall govern with respect to the perfection of the security interest in, or remedies with respect to, such particular Collateral.

(b) Each of the Grantors hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or Guarantor, or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.

SECTION 7.13. Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall automatically terminate when all the Obligations (other than unmatured indemnification obligations) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero (or cash collateralized or otherwise backstopped, in each case in form and substance satisfactory to the relevant Revolving Lender) and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower (or ceases to be required to be a Loan Party under the Credit Agreement), provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.14. Additional Loan Parties. To the extent required by Section 5.12 of the Credit Agreement, if any additional Subsidiary is formed or acquired after the Effective Date, such Subsidiary shall enter in this Agreement as a Subsidiary Party upon becoming such a Subsidiary. Upon execution and delivery by the Administrative Agent and a Subsidiary of an agreement in the form of Exhibit I hereto or such other form reasonably acceptable to the Administrative Agent, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such agreement shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.15. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided that the Administrative Agent may exercise its rights as attorney-in-fact of any Grantor only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things the Administrative Agent may reasonably deem necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

SECTION 7.16. Intercreditor Agreement; Conflicts. Notwithstanding anything to the contrary contained herein, the Administrative Agent and each Lender acknowledges that the Lien and security interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent and each Lender hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Credit Agreement and this Agreement, the terms of the Credit Agreement shall govern and control. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

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